UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


                                    FORM 10-Q
                       FOR THE PERIOD ENDED JUNE 30, 1998


                         COMMISSION FILE NUMBER: 0-2616

                         CONSUMERS FINANCIAL CORPORATION
                             1200 CAMP HILL BY-PASS
                               CAMP HILL, PA 17011



PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed.

  X   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X   (b)   The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

  X   (c)   The accountant s statement or other exhibit required by Rule 12b-
            25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Company will be unable to file its Form 10-Q for the quarter ended June 30, 1998 as a result of the time required to modify the Company s financial statements to reflect a liquidation basis of accounting following the adoption of a Plan of Liquidation and Dissolution by the Company s shareholders on March 24, 1998. Completion of the Form 10-Q by the original due date has been further restricted by the reduction in the number of Company employees to six as of August 14, 1998.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                              R. FREDRIC ZULLINGER
                                 (717) 730-6306

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                     X   Yes         No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                     X   Yes         No

      In the first six months of 1997, the Company reported a loss from continuing operations of $232,000 and a loss from discontinued operations of $1.1 million, resulting in a reported net loss of $1.3 million. The Company adopted a liquidation basis of accounting effective March 24, 1998, and, accordingly, its results of operations for the period subsequent to March 24 will be presented as part of the Company s Consolidated Statement of Changes in Net Assets. The Company expects to report an excess of operating income over operating expenses for the period from March 25, 1998 to June 30, 1998 of approximately $125,000, excluding the provision for estimated costs to be incurred during liquidation. That estimate is currently being completed, and will be included in the Company s Statement of Changes in Net Assets.

                         CONSUMERS FINANCIAL CORPORATION

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 14, 1998               By:   /S/ R. Fredric Zullinger
                                          R. Fredric Zullinger
                                          Sr. VP and CFO